MSB FINANCIAL, INC. REPORTS
FIRST QUARTER EARNINGS

Marshall, Michigan, October 30, 2003/Business Wire--MSB Financial, Inc. (Nasdaq-SmallCap: MSBF), the holding company for Marshall Savings Bank, FSB, with its fiscal year ending June 30, 2004, today reported financial results for the three-month period ended September 30, 2003.

Net income for the three-month period ended September 30, 2003 was $331,000, compared to $469,000 for the same period last year, a decrease of 29.4%. Earnings per diluted share totaled $.25 for the quarter, compared to $.37 for the same period in 2002.

Net interest income for the quarter totaled $892,000, compared to $1.0 million for the same period in 2002, a decrease of 14.8%, due primarily to a decrease in interest income, as adjustable rate loans re-priced at lower rates during the quarter.

Noninterest income was $536,000 compared to $557,000 for the same period in 2002. The decrease was primarily due to a decrease in net loan servicing fees.

Noninterest expense increased to $893,000 for the quarter ended September 30, 2003, compared to $877,000 for same period last year. This was primarily due to an increase in professional fees incurred as a result of the proposed merger with Monarch Community Bancorp.

As of September 30, 2003, net loans outstanding totaled $73.9 million, compared to $74.1 million as of June 30, 2003, while total assets decreased to $98.0 million, compared to total assets at June 30, 2003 of $103.2 million. The decrease in total assets was primarily due to a decrease in securities available for sale, which funded a net decrease in deposits of $2.3 million.

Stockholders' equity totaled $15.4 million, or $11.81 per share, as of September 30, 2003.

FOR IMMEDIATE RELEASE	For More Information Contact:
October 30, 2003	Charles B. Cook, President MSB Financial, Inc. 107 N. Park St. Marshall, MI 49068 (269) 781-5103 http://www.marshallsavings.com

MSB FINANCIAL, INC.
SUMMARY OF FINANCIAL HIGHLIGHTS
Unaudited
Condensed Consolidated Statements of Financial Condition

	September 30, 2003	June 30, 2003
(Dollars in thousands)
ASSETS
Cash and cash equivalents	$ 3,413	$ 4,658
Investments	12,154	15,920
Loans, net	73,907	74,139
Other assets	8,554	8,496
Total Assets	$ 98,028	$ 103,213
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$ 70,492	$ 72,805
Borrowings	10,108	11,302
Other liabilities	1,990	3,876
Total Liabilities	$ 82,590	$ 87,983
Total Shareholders' Equity	15,438	15,230
Total Liabilities and Shareholders' Equity	$ 98,028	$ 103,213

Condensed Consolidated Statements of Income
	Three months ended
	September 30 2003	September 30 2002
(Dollars in thousands, except per share data)
Interest income	$ 1,336	$ 1,686
Interest expense	444	638
Net interest income	892	1,048
Provision for loan losses	30	15
Net interest income after provision for loan losses	862	1,033
Noninterest income	536	557
Noninterest expense	893	877
Income before federal income tax expense	505	713
Federal income tax expense	174	244
Net income	$ 331	$ 469

Basic earnings per share	$ 0.26	$ 0.38
Diluted earnings per share	$ 0.25	$ 0.37